Exhibit 33.1

REPORT ON ASSESSMENT OF COMPLIANCE WITH REGULATION AB SERVICING CRITERIA

U.S. Bank Trust National Association (the "Trustee"), in respect of the STRATS(SM) Trust for BNSF Funding Trust I Securities, Series 2007-2, is responsible for assessing compliance as of December 31, 2008 and for the period from and including January 1, 2008 through and including December 31, 2008 (the "Reporting Period") with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB (the "Applicable Servicing Criteria").

The Trustee has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Trustee has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2008 and for the Reporting Period.

Ernst & Young LLP, CPA, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria as of December 31, 2008 and for the Reporting Period as set forth in this assertion.

U.S. Bank Trust National Association, as Trustee

By:  /s/ Janet P. O'Hara                                                                      Date:  3/11/2009
        Name:  Janet P. O'Hara
        Title:  Assistant Vice President